Exhibit 1.1

SUNSTONE HOTEL INVESTORS, INC.

(a Maryland corporation)

3,000,000 Shares of 6.450% Series F Cumulative Redeemable Preferred Stock

UNDERWRITING AGREEMENT

Dated:  May 10, 2016

SUNSTONE HOTEL INVESTORS, INC.

(a Maryland corporation)

3,000,000 Shares of 6.450% Series F Cumulative Redeemable Preferred Stock

(Par Value $0.01 Per Share)

UNDERWRITING AGREEMENT

May 10, 2016

WELLS FARGO SECURITIES, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

Ladies and Gentlemen:

Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”), and Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”), confirm their agreement with Wells Fargo Securities, LLC (the “Underwriter”), with respect to the issue and sale by the Company and the purchase by the Underwriter of the number of shares of 6.450% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (“Preferred Stock”) set forth in Schedule A attached hereto.  The aforesaid 3,000,000 shares of Preferred Stock to be purchased by the Underwriter are hereinafter called the “Securities.”

The Company understands that the Underwriter proposes to make a public offering of the Securities as soon as the Underwriter deems advisable after this Agreement has been executed and delivered.

The Company will contribute the net proceeds from the sale of the Securities to the Operating Partnership, and in exchange therefor, at the Closing Time referred to in Section 2(b), the Operating Partnership will issue to the Company preferred units of limited partnership interest in the Operating Partnership (“Preferred Units”).

The Company has filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (No. 333-193311) covering the public offering and sale of certain securities, including the Securities under the Securities Act of 1933, as amended (the “1933 Act”) and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which automatic shelf registration statement became effective under Rule 462(e) under the 1933 Act Regulations (“Rule 462(e)”).  Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus in accordance with the provisions of Rule 424(b) (“Rule 424(b)”) of the 1933 Act Regulations.  Any information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B of the 1933 Act Regulations (“Rule 430B”) is referred to as “Rule 430B Information.”  Each preliminary prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, are collectively referred to as the “preliminary prospectus.”  Such registration statement, at any given time, including the amendments thereto to such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time and the documents otherwise deemed to be a part thereof or included therein by 1933 Act Regulations, is herein called the “Registration Statement.”  The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.”  The final prospectus in the form first furnished to the Underwriter for use in connection with the offering of the Securities, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the time of the execution of this Agreement are collectively referred to herein as the “Prospectus.”  For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval system (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the “1934 Act”) which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.

SECTION 1.     Representations and Warranties.

(a)           Representations and Warranties by the Company and the Operating Partnership.  Each of the Company and the Operating Partnership represents and warrants, jointly and severally, to the Underwriter as of the date hereof, the Applicable Time referred to in Section 1(a)(ii) hereof and as of the Closing Time referred to in Section 2(b) hereof, and agrees with the Underwriter, as follows:

(i)  Compliance with Registration Requirements.  The Company meets the requirements for use of Form S-3 under the 1933 Act.  At the time the Company or any person acting on its behalf (within the meaning for this clause only of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the 1933 Act Regulations, and at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act Regulations.  At the time of filing the Original Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 of the 1933 Act Regulations.  The Company has not received from the Commission any notice pursuant to Rule 401(g) of the 1933 Act Regulations objecting to the use of Form S-3.  The initial effective date of the Original Registration Statement was not earlier than the date three years before the Applicable Time (as defined below).

(ii)  Registration Statement, Prospectus and General Disclosure Package at Applicable Time.  The Original Registration Statement and any post-effective amendment thereto have been declared effective under the 1933 Act.  No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company and the Operating Partnership, are threatened by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Registration Statement and each amendment thereto became effective, at each deemed effective date with respect to the Underwriter pursuant to Rule 430B(f)(2) of the 1933 Act Regulations, and at the Closing Time, the Registration Statement complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Neither the Statutory Prospectus (as defined below) nor the Prospectus nor any amendments or supplements to the Statutory Prospectus or Prospectus, as of the date of the Statutory Prospectus or Prospectus or any such amendment or supplement and, as so amended or supplemented at such time, at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus (including the prospectus or prospectuses filed as part of the Original Registration Statement or any amendment thereto), each Statutory Prospectus and the Prospectus complied or will comply when so filed in all material respects with the 1933 Act Regulations and each preliminary prospectus, Statutory Prospectus and the Prospectus used in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

As of the Applicable Time, neither (x) the Issuer General Use Free Writing Prospectus(es) (as defined below) issued at or prior to the Applicable Time and attached to Schedule B attached hereto, (y) the most recent preliminary prospectus (including any documents incorporated therein by reference) that is distributed to investors prior to the Applicable Time, and (z) any other free writing prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer Limited Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 9:25 a.m. (Eastern time) on May 10, 2016, or such other time as agreed by the Company and the Underwriter.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including, without limitation, any free writing prospectus as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”) relating to the Securities that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show” as defined in Rule 433), as evidenced by its being specified in Schedule B hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Statutory Prospectus” as of any time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof.

Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the issuer notified or notifies the Underwriter as described in Section 3(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by the Underwriter expressly for use therein.

(iii)  Incorporated Documents.  The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1933 Act and 1933 Act Regulations or the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), as applicable, and, when read together with the other information in the Prospectus, (a) at the time the Original Registration Statement became effective, (b) at the Applicable Time, and (c) at the Closing Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv)  Good Standing of the Company.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify would not result in a material adverse effect on the condition (financial or otherwise), business, earnings, properties, assets, results of operations or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(v)  Good Standing of Subsidiaries.  Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission) (each a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”), which includes, without limitation, the entities listed on Exhibit C attached hereto, has been duly incorporated or organized and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation with the power and authority (corporate and otherwise) to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify would not result in a Material Adverse Effect; except as otherwise disclosed in the Registration Statement, all of the issued and outstanding capital stock or other ownership interests of each of its subsidiaries has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company or the Operating Partnership directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, none of the outstanding shares of capital stock of any subsidiary of the Company was issued in violation of the preemptive or similar rights of any securityholder of such subsidiary.  As of the date of this Agreement, the only subsidiaries of the Company are (a) the subsidiaries listed on Exhibit C attached hereto, and (b) certain other subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the Commission.

(vi)  Independent Accountants.  Ernst & Young LLP, who audited the financial statements and supporting schedules included or incorporated by reference in the Registration Statement and the Prospectus, is an independent registered public accounting firm as required by the 1933 Act and the 1933 Act Regulations.

(vii)  Financial Statements.  The financial statements and schedules, and any historical operating and financial data, including the notes thereto, filed with the Commission as a part of the Registration Statement and included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the combined financial position of the entities presented therein, as of and at the dates indicated and the results of their operations and cash flows for the periods specified.  Such financial statements and schedules have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis through the periods specified, except as may be expressly stated in the related notes thereto.  The financial statements of the businesses or properties acquired or proposed to be acquired, if any, included in, or incorporated by reference into, the Registration Statement, the General Disclosure Package or the Prospectus present fairly in all material respects the information set forth therein, have been prepared in conformity with GAAP applied on a consistent basis and otherwise have been prepared in accordance with the applicable financial statement requirements of Rule 3-05 or Rule 3-14 of Regulation S-X with respect to real estate operations acquired or to be acquired.  In addition, any pro forma financial statements and the related notes thereto set forth in or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein; other than as set forth therein, the Company is not required to include any financial statements or schedules or pro forma financial statements or schedules in the Registration Statement, the General Disclosure Package or the Prospectus under the 1933 Act or the 1933 Act Regulations or any document required to be filed with the Commission under the 1934 Act or the 1934 Act Regulations. All disclosures contained in the Registration Statement, the General Disclosure Package and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the 1934 Act and the 1934 Act Regulations and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable.

(viii)  Absence of Certain Changes.  Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, except as otherwise stated therein: (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends, or as required to maintain the Company’s status as a REIT (as defined below); and (iii) there has not been any change in the capital stock or members equity, as applicable, (except pursuant to reservations, agreements or employee benefit plans referred to in the Prospectus) or material change in short-term debt or long-term debt of the Company or any of its subsidiaries.

(ix)  Material Adverse Effect.  Neither the Company nor any Significant Subsidiary has sustained since the date of the latest audited financial statements included in the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, otherwise than as set forth or contemplated in the Prospectus, since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any Material Adverse Effect.

(x)  Capitalization.  The authorized, issued and outstanding capital stock of the Company conforms in all material respects to the description thereof under “Description of Our Capital Stock” and “Description of the Securities We May Offer”, and “Description of the Series F Preferred” as set forth in the Prospectus.  The shares of capital stock outstanding prior to the issuance of the Securities to be issued by the Company hereunder have been duly authorized and validly issued and are fully paid and non-assessable.  None of the shares of capital stock outstanding prior to the issuance of the Securities to be issued by the Company hereunder was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(xi)  Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Company and the Operating Partnership.

(xii)  Binding Obligation.  Assuming due authorization, execution and delivery of this Agreement by the Underwriter, this Agreement is the legally valid and binding obligation of the Company and the Operating Partnership, enforceable against the Company and the Operating Partnership in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification and contribution provisions may be limited by U.S. federal or state securities laws and public policy considerations in respect thereof.

(xiii)  Authorization and Description of Securities.  The Securities to be purchased by the Underwriter from the Company have been duly authorized and, when issued and delivered by the Company in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, equities or claims and the issuance of such Securities will not be subject to any preemptive or similar right.  The certificates to be used to evidence the Securities will be in substantially the form filed as an exhibit to the Registration Statement, and will, as of the Closing Time, be in proper form and will comply in all material respects with all applicable legal requirements, the requirements of the charter and bylaws of the Company and the requirements of the New York Stock Exchange Inc. (the “NYSE”).  No holder of the Securities will be subject to personal liability solely by reason of being such a holder.

(xiv)  Authorization of Common Stock Upon Conversion.  The shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable upon conversion of the Securities, if applicable, have been duly authorized by all necessary corporate action and such shares, when issued upon such conversion will be duly and validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights and will be free and clear of all liens, encumbrances, equities or claims.

(xv)  Authorization of Preferred Units.  The Preferred Units to be issued and outstanding at the Closing Time have been duly authorized and will be validly issued and fully paid and conform to the description thereof contained in the Prospectus in all material respects.  None of the Preferred Units will be issued in violation of the preemptive or other similar rights of any securityholder in the Operating Partnership. There are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for Preferred Units or other securities of the Operating Partnership.

(xvi)  Operating Partnership Managing Member.  The Company is the sole managing member of the Operating Partnership.  The limited liability company agreement of the Operating Partnership and the aggregate percentage interests of the Company and the members in the Operating Partnership conform to the description set forth in the Prospectus.

(xvii)  Absence of Defaults and Conflicts.  Neither the Company nor any of its subsidiaries is in (i) violation of its organizational documents, or (ii) default (whether with or without the giving of notice or passage of time or both) in the performance or observance of any obligation, agreement, covenant or condition contained in any lease, indenture, mortgage, deed of trust, loan agreement, operating agreement, property management agreement, franchise agreement, joint venture agreement or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of clause (ii) to the extent that such default is disclosed in the Registration Statement and the Prospectus or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The issuance and sale of the Securities to be sold by the Company and the compliance by the Company and the Operating Partnership with all of the provisions of this Agreement and all other transactions herein contemplated by the Company or the Operating Partnership do not and will not: (A) conflict with, or result in any breach of, or constitute a default under nor constitute any event which (with notice, lapse of time, or both) would constitute a breach of or default or Repayment Event (as defined below) under (i) any provisions of the charter or bylaws or other organizational documents of the Company or any of its subsidiaries, (ii) any provision of any license, lease, indenture, mortgage, deed of trust, loan, credit, operating agreement, property management agreement, franchise agreement, joint venture agreement or other agreement or instrument to which any of them is a party or by which any of them or their respective properties or assets may be bound or affected, (iii) any law or regulation binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iv) any decree, judgment or order applicable to the Company or any of its subsidiaries; or (B) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Company or any of its subsidiaries, except in the case described in clause (B) of this sentence for liens, charges, claims and encumbrances in connection with certain indebtedness described in the financial statements referred to in Section 1(a)(vii) hereto.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary.

(xviii)  Absence of Proceedings; Accuracy of Exhibits.  There are no legal or governmental proceedings pending or, to the Company’s or the Operating Partnership’s knowledge, threatened to which the Company or any of its subsidiaries or any of their respective officers or directors is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) that are required to be described in the Registration Statement, the Prospectus or the documents incorporated therein and are not so described, or (ii) which might materially or adversely affect the consummation of the transactions contemplated in this Agreement.  There are no affiliate transactions, off-balance sheet transactions, statutes, regulations, contracts, licenses, agreements, leases or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not so described or filed as required.

(xix)  Possession of Intellectual Property.  The Company and its subsidiaries own, possess use rights, or can acquire on reasonable terms, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively “Intellectual Property”) necessary to carry on the business now operated by them, except such as the failure to own, possess or be able to acquire on reasonable terms would not result in a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xx)  Absence of Further Requirements.  No consent, approval, authorization or order of, or filing, registration or qualification with, any governmental body or agency or body or any court is required for the execution, delivery, performance or consummation by each of the Company and the Operating Partnership of its obligations under this Agreement, except such consents, approvals, authorizations, orders, filings, qualifications or registration as (i) have been obtained and made under the 1933 Act, or (ii) as may be required by the securities or Blue Sky laws of the various states.

(xxi)  Absence of Manipulation.  Other than excepted activity pursuant to Regulation M under the 1934 Act, the Company and the Operating Partnership have not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security to facilitate the sale or resale of the Securities.

(xxii)  Obligations to Issue Securities.  Except as disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, and except for (A) the Common Stock, or other securities reserved for issuance in connection with the Company’s 2004 long-term incentive plan and senior management incentive plan described in the Prospectus (inclusive of stock options), (B) the shares of Common Stock issuable upon conversion of currently outstanding shares of Series E Cumulative Redeemable Preferred Stock, and (C) the shares of Common Stock issuable upon conversion of the Preferred Stock, no shares of capital stock are reserved for any purpose.  Except as described in the immediately preceding sentence, there are no outstanding (x) securities of the Company or any of its subsidiaries convertible into or exchangeable for (at the election of the holder thereof) any capital stock, partnership interests, membership interests or other equity interests, as the case may be, in the Company or any of its subsidiaries, (y) options, rights (preemptive or otherwise) or warrants to purchase or subscribe for shares of Common Stock or Preferred Stock or any other securities of the Company, or (z) obligations of the Company or any of its subsidiaries to issue any such securities, options, rights or warrants.

(xxiii)  No Integration.  There has been no sale, offer for sale, solicitation of an offer to buy or negotiation in respect of any security that would be integrated with the offering of the Securities in a manner that would require the registration of such securities under the 1933 Act.

(xxiv)  Possession of Licenses and Permits.  Each of the Company and its subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any U.S. federal, state or local law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, required in order to conduct its business as described in the Prospectus, except to the extent that any failure to have any such licenses, authorizations, consents or approvals, to make any such filings or to obtain any such authorizations, consents or approvals would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any of its subsidiaries is in violation of, in default under, or has received any notice regarding a possible violation, default or revocation of any such license, authorization, consent or approval or any U.S. federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any subsidiary that would reasonably be expected to have a Material Adverse Effect.

(xxv)  Title to Property.  The Company and its subsidiaries have good and marketable title in fee simple to, or a valid leasehold interest in, all real property described in the Prospectus as owned by them (the “Company Properties”), and good and marketable title to all personal property owned by them that is material to the business of the Company, in each case free and clear of all liens, encumbrances, security interests and defects except such as are described in the Prospectus or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any Company Property, buildings and equipment held under lease by the Company and its subsidiaries and described in the Prospectus are held by them under valid, subsisting and enforceable leases (such leases, the “Company Leases”) with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.  Neither the Company nor any of its subsidiaries is in default under any of the Company Leases, relating to, or any of the mortgages or other security documents or other agreements encumbering or otherwise recorded against, the Company Properties that would reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries knows of any event, which but for the passage of time or the giving of notice, or both, would constitute a default under any of such documents or agreements that would reasonably be expected to have a Material Adverse Effect.

(xxvi)  Title Insurance.  Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or its subsidiaries have either (i) an owner’s or leasehold title insurance policy, from a nationally recognized title insurance company licensed to issue such policy, on each Company Property that insures the fee or leasehold interest, as the case may be, in the Company Properties, which policies include only commercially reasonable exceptions, and with coverage in amounts at least equal to amounts that are generally deemed in the Company’s industry to be commercially reasonable in the markets where the Company’s

Properties are located, or (ii) one or more lender’s title insurance policies insuring the lien of the mortgages encumbering the Company Properties with coverage, in the aggregate, equal to the maximum aggregate principal amount of indebtedness incurred by the Company or its subsidiaries and secured by the Company Properties.

(xxvii)  Code Compliance.  Each of the Company Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Company Properties), except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has knowledge of any pending or threatened condemnation proceeding, zoning change or other proceeding or action that would reasonably be expected to have a Material Adverse Effect.

(xxviii)  Environmental Laws.  Except as described in the Registration Statement, the General Disclosure Package and the Prospectus and except as would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xxix)  Absence of Labor Disputes.  No material labor dispute with the employees of the Company or any of its subsidiaries exists, or, to the knowledge of the Company or the Operating Partnership, is imminent; and the Company and the Operating Partnership are not aware of any existing, threatened or imminent labor disturbance by the employees of any of their principal suppliers or contractors which would reasonably be expected to have a Material Adverse Effect.

(xxx)  Loans.  The Company and its subsidiaries are in compliance with all of their mortgage loans and all covenants therein, financial and otherwise, except for such failures to comply (i) as are disclosed in the Registration Statement or Prospectus, or (ii) that would not in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xxxi)  Property Improvement Plans.  The Company and each of its subsidiaries is in compliance with all property improvement plans required by franchisors, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.

(xxxii)  Investment Company Act.  Neither the Company nor any of its subsidiaries is, or after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”).

(xxxiii)  Insurance.  The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary in the businesses in which they are engaged, and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be reasonably be expected to have a Material Adverse Effect, except as described in the Registration Statement, the General Disclosure Package and the Prospectus.

(xxxiv)  REIT Qualification.  The Company is organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s proposed method of operations will enable it to satisfy the requirements for such qualification and taxation as a REIT under the Code.

(xxxv)  Material Contracts.  Except as otherwise disclosed in any press release or filing made with the Commission, the Company and the Operating Partnership, as applicable, have not sent or received any communication regarding termination of, or intent not to renew, any of the material contracts or agreements referred to, described in or filed as an exhibit to the Registration Statement, including, without limitation, any ground lease, franchise agreement or management agreement with respect to the Company Property, and no such termination or non-renewal has been threatened by the Company or the Operating Partnership, as applicable, or, to the Company’s or the Operating Partnership’s knowledge, any other party to such contract or agreement.

(xxxvi)  Internal Controls.  The Company and each of its subsidiaries maintain a system of internal controls over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act Regulations) sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company and its subsidiaries are aware of no fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting.  Except as described in the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (A) no significant deficiency or material weakness in the Company’s internal control over financial reporting (whether or not remediated), and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(xxxvii)  Absence of Registration Rights.  There are no persons with registration or other similar rights to have any securities included in the offering contemplated by this Agreement.

(xxxviii)  Compliance with the Sarbanes-Oxley Act and Dodd-Frank Act.  There is and has been no failure on the part of the Company or the Operating Partnership or subsidiaries or directors or officers of the Company or any of its subsidiaries, in their capacity as such, to comply in all material respects with any provision of (i) the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including, without limitation, Section 402 thereof related to loans, and Sections 302 and 906 thereof related to certifications, or (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated in connection therewith (the “Dodd-Frank Act”), including, without limitation, say on-pay and disclosure requirements.

(xxxix)  Independent Directors.  (i) The members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors of the Company are “independent directors” within the meaning of the listing standards and rules of the NYSE, and with respect to the Audit Committee, the Commission, (ii) all of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE, and (iii) at least one member of the Audit Committee is an “audit committee financial expert,” within the meaning of Item 401(h) of Regulation S-K promulgated by the Commission.

(xl)  ERISA Liabilities.  The Company and the Operating Partnership, as applicable, do not have, and do not anticipate incurring, any liabilities under the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Code.

(xli)  Plan Assets.  The assets of the Company and its subsidiaries do not constitute “plan assets” of an ERISA regulated employee benefit plan.

(xlii)  Tax Returns.  The Company and its subsidiaries have filed all foreign, federal, state and local tax returns that are required to be filed or have requested extensions thereof, except where the failure so to file would not, individually or in the aggregate, have a Material Adverse Effect, and have paid or made provision for the payment of all taxes required to be paid by them and any other assessment, fine or penalty levied against any of them, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, have a Material Adverse Effect.

(xliii)  Proceeds.  None of the proceeds received from the offering will be used to further any action in violation or contravention of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 or otherwise violate or contravene the rules, regulations or policies of the U.S. Office of Foreign Assets Control.

(xliv)  Registration of Securities.  The Common Stock is registered pursuant to Section 12(b) of the 1934 Act and on or prior to the Closing Time the Securities shall have been approved for listing on the NYSE, subject to official notice of issuance.

(xlv)  Disclosure Controls.  The Company maintains disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act Regulations); such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms and is accumulated and communicated to the Company’s Chief Executive Officer and its Principal Financial Officer to allow timely decisions regarding disclosure, and such disclosure controls and procedures are effective to perform the functions for which they were established.

(xlvi)  Foreign Corrupt Practices Act.   Neither the Company, the Operating Partnership, any significant subsidiary of the Company, nor, to the knowledge of the Company or the Operating Partnership, any director, officer, agent, employee, affiliate or other person acting on their behalf or any of their subsidiaries is aware of, or has taken, any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in the furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, the Operating Partnership and, to the knowledge of the Company and the Operating Partnership, their affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure and which are reasonably expected to continue to ensure continued compliance therewith.

(xlvii)  Money Laundering Laws.  The operations of the Company, the Operating Partnership and each significant subsidiary of the Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Operating Partnership or any significant subsidiary of the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, the Operating Partnership, and each significant subsidiary of the Company is threatened.

(xlviii)  OFAC.  None of the Company, the Operating Partnership, any significant subsidiary of the Company nor, to the knowledge of the Company, the Operating Partnership and each significant subsidiary of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company, the Operating Partnership or any significant subsidiary of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company, the Operating Partnership and each significant subsidiary of the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xlix)  Related Party Transactions.  There are no business relationships or related party transactions involving the Company or any of its subsidiaries or, to the knowledge of the Company, any other person that are required to be described in the General Disclosure Package and the Prospectus that have not been described as required.

(b)           Officer’s Certificates.  Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to the Underwriter or to counsel for the Underwriter shall be deemed a representation and warranty by the Company to the Underwriter as to the matters covered thereby.

SECTION 2.     Sale and Delivery to Underwriter; Closing.

(a)           Securities.  On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Company, at the price per share set forth on the Issuer General Use Free Writing Prospectus attached to Schedule B attached hereto less underwriter’s discounts and commissions of $0.7875 per share, the number of Securities set forth on Schedule A attached hereto opposite the name of the Underwriter.

(b)           Payment.  Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles CA 90071-1560, or at such other place as shall be agreed upon by the Underwriter and the Company, at 10:00 a.m. (Eastern time) on the fifth (sixth, if the pricing occurs after 4:30 p.m. (Eastern time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10 hereof), or such other time not later than ten business days after such date as shall be agreed upon by the Underwriter and the Company (such time and date of payment and delivery being herein called “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Underwriter for account of the Underwriter of certificates for the Securities to be purchased by it.

(c)           Denominations; Registration.  Certificates for the Securities shall be in such denominations and registered in such names as the Underwriter may request in writing at least one full business day before the Closing Time.  The certificates for the Securities will be made available for examination and packaging by the Underwriter in The City of New York not later than 10:00 a.m. (Eastern time) on the business day prior to the Closing Time.

SECTION 3.     Covenants of the Company.  Each of the Company and the Operating Partnership, jointly and severally, covenants with the Underwriter as follows:

(a)           Compliance with Securities Regulations and Commission Requests; Payment of Filing Fees.  The Company, subject to Section 3(b), will comply with the requirements of Rule 430B and will notify the Underwriter immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or new registration statement relating to the Securities shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or the filing of a new registration statement or any amendment or supplement to the Prospectus or any document incorporated by reference therein or otherwise deemed to be a part thereof or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement, and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.  The Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b)

(without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus.  The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.  If requested by the Underwriter, the Company shall file the Issuer General Use Free Writing Prospectus attached to Schedule B attached hereto as an “issuer free writing prospectus” pursuant to Rule 433 prior to the close of business two business days after the date hereof.

(b)           Filing of Amendments and 1934 Act Documents.  The Company will give the Underwriter notice of its intention to file or prepare any amendment to the Registration Statement or new registration statement relating to the Securities or any amendment, supplement or revision to either any preliminary prospectus (including any prospectus included in the Original Registration Statement or amendment thereto at the time it became effective) or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, and the Company will furnish the Underwriter with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Underwriter or counsel for the Underwriter shall object (unless such document is required to be filed within such period pursuant to the 1934 Act or 1934 Act Regulations).  The Company has given the Underwriter notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Underwriter notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Underwriter with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Underwriter or counsel for the Underwriter shall object unless such document is required to be filed within such period pursuant to the 1934 Act or 1934 Act Regulations.

(c)           Delivery of Registration Statements.  The Company has furnished or will deliver to the Underwriter and counsel for the Underwriter, without charge, conformed copies of the Original Registration Statement and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein or otherwise deemed to be a part thereof) and conformed copies of all consents and certificates of experts, and will also deliver to the Underwriter, without charge, a conformed copy of the Original Registration Statement and of each amendment thereto (without exhibits) for the Underwriter.  The copies of the Original Registration Statement and each amendment thereto furnished to the Underwriter will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

(d)           Delivery of Prospectuses.  The Company has delivered to the Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act.  The Company will furnish to the Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act and the 1933 Act Regulations, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request.  The Prospectus and any amendments or supplements thereto furnished to the Underwriter will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

(e)           Continued Compliance with Securities Laws.  The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus.  If at any time when a prospectus is required by the 1933 Act and the 1933 Act Regulations to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriter or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment, supplement or new registration statement as may be necessary to correct such statement or omission or to comply with such requirements, the Company will use its commercially reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable (if it is not an automatic shelf registration statement with respect to the Securities) and the Company will furnish to the Underwriter such number of copies of such amendment, supplement or new registration statement as the Underwriter may reasonably request.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Securities) or the Statutory Prospectus or any preliminary prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Underwriter and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f)            Blue Sky Qualifications.  The Company will use its commercially reasonable best efforts, in cooperation with the Underwriter, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Underwriter may designate and to maintain such qualifications in effect for a period of not less than one year from the date hereof; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.  The Company will also supply the Underwriter with such information as is necessary for the determination of the legality of the Securities for investment under the laws of such jurisdictions as the Underwriter may request.

(g)           Rule 158.  The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriter the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h)           Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds.”

(i)            1934 Act; Listing.  The Company will use its commercially reasonable efforts to effect the registration of the securities under the 1934 Act and the listing of the Securities on the NYSE.

(j)            Restriction on Sale of Securities.  During a period of 60 days from the date of this Agreement, the Company will not, without the prior written consent of the Underwriter, (i) directly or indirectly, issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the purchase or sale of, or lend or otherwise transfer or dispose of, any additional shares of Preferred Stock or any securities that are substantially similar to the Preferred Stock, or file, or cause to be filed, any registration statement under the 1933 Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Preferred Stock or such other securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Preferred Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to the Securities to be sold hereunder.

(k)           Reporting Requirements.  The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1933 Act Regulations, will file all documents required to be filed with the Commission pursuant to the 1934 Act and the 1934 Act Regulations within the time periods required by the 1934 Act and the 1934 Act Regulations.  The Company will provide upon request a copy of such documents filed.

(l)            Issuer Free Writing Prospectuses.  The Company represents and agrees that, unless it obtains the prior consent of the Underwriter, and the Underwriter represents and agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 of the 1933 Act Regulations, required to be filed with the Commission; provided, however, that prior to the filing of the Issuer General Use Free Writing Prospectus attached to Schedule B attached hereto, the Underwriter is authorized to use the information with respect to the final terms of the Securities in communications conveying information relating to this offering to investors.  Any such free writing prospectus consented to by the Company and the Underwriter is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

(m)          Sarbanes-Oxley Act.  The Company and its subsidiaries will use their best efforts to comply with all effective applicable provisions of the Sarbanes-Oxley Act of 2002.

(n)           Annual Report.  The Company will furnish to its stockholders within a one year period an annual report (including a consolidated balance sheet and statements of income, stockholders’ equity and cash flow of the Company and its subsidiaries for such fiscal year, accompanied by a copy of the certificate or report thereon of nationally recognized independent certified public accountants).

(o)           Transfer Agent.  The Company will maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Preferred Stock and Common Stock.

(p)           Investment Company Act.  The Company will take such steps as shall be necessary to reasonably ensure that neither the Company nor the Operating Partnership shall become an “investment company” as such term is defined under the Investment Company Act.

(q)           REIT Treatment.  The Company will use its commercially reasonable efforts to meet the requirements to qualify, for the taxable year ending December 31, 2016, for taxation as a REIT under the Code.

(r)            Reservation of Common Stock. The Company will reserve the maximum number of shares of Common Stock issuable upon conversion of the Securities until such time as such shares of Common Stock have been issued or the Preferred Stock has been redeemed.

SECTION 4.     Payment of Expenses.

(a)           Expenses.  The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriter of this Agreement, any Agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriter, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriter, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriter in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriter of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriter to investors, (vii) the preparation, printing and delivery to the Underwriter of copies of the Blue Sky Survey and any supplement thereto, (viii) the fees and expenses of any transfer agent or registrar for the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, if any, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the Underwriter and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, and (x) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriter in connection with, the review by FINRA of the terms of the sale of the Securities, and (xi) the fees and expenses incurred in connection with the listing of the Securities on the NYSE.

(b)           Termination of Agreement.  If this Agreement is terminated by the Underwriter in accordance with the provisions of Section 5, Section 9(a)(i), Section 9(a)(iii) or Section 11 hereof, the Company shall reimburse the Underwriter for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriter.

SECTION 5.     Conditions of Underwriter’s Obligations.  The obligations of the Underwriter to purchase the Securities hereunder are subject to the accuracy of the representations and warranties of the Company and the Operating Partnership contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)           Effectiveness of Registration Statement; Filing of Prospectus; Payment of Filing Fee.  The Registration Statement has become effective and at the Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriter.  A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B).  The Company has paid the required Commission filing fees relating to the Securities within the time period required by Rule 456(a) of the 1933 Act Regulations and otherwise in accordance with Rule 457(o) of the 1933 Act Regulations.

(b)                                 Opinion of Counsel for Company.  At the Closing Time, the Underwriter shall have received the opinion, negative assurance letter and tax opinion, dated as of Closing Time, of Latham & Watkins LLP, counsel for the Company, in the form attached hereto as Exhibit A-1, A-2 and A-3.  With respect to this section, Latham & Watkins LLP may state that its beliefs are based upon its participation in the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified.

(c)                                  Opinion of Special Maryland Counsel for the Company.  At the Closing Time, the Underwriter shall have received the opinion, dated as of the Closing Time, of Venable LLP, special Maryland counsel for the Company, in the form attached hereto as Exhibit B.

(d)                                 Opinion of Counsel for Underwriter.  At the Closing Time, the Underwriter shall have received the opinion, dated as of the Closing Time, of O’Melveny & Myers LLP, counsel for the Underwriter, in form and substance satisfactory to the Underwriter.  With respect to this section, O’Melveny & Myers LLP may state that its beliefs are based upon its participation in the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified.

(e)                                  Officers’ Certificate.  At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, (i) any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating according any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Section 3(a)(62) of the 1934 Act, (ii) any adverse change, or any development involving a prospective adverse change, in the condition, financial or otherwise, or in the earnings, assets, business affairs, business prospects, or operations of the Company and its subsidiaries, taken as a whole, or in the fee, ground lease, and mortgage interests, in the properties which the Company and its subsidiaries will own and/or operate as of the Closing Time, whether or not arising in the ordinary course of business, which would be material to the Company and its subsidiaries, taken as a whole, (iii) transactions or acquisitions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business which would reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, (iv) any dividend or distribution of any kind, declared, paid or made by the Company on any class of its capital stock, or (v) any change in the capital stock of the Company or the issued and outstanding membership units of the Operating Partnership or any increase in indebtedness of Company or any of its subsidiaries or in the indebtedness encumbering the properties which the Company and its subsidiaries will own and/or operate as of the Closing Time which would reasonably be expected to have a Material Adverse Effect, and the Underwriter shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (a) the statements above are true and correct as of the Closing Time, (b) there has been no such material adverse change, (c) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (d) the Company has complied with all agreements hereunder and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Time, and (e) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, contemplated by the Commission.

(f)                                   Accountant’s Comfort Letter.  At the time of the execution of this Agreement, the Underwriter shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Underwriter containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(g)                                  Bring-down Comfort Letter.  At the Closing Time, the Underwriter shall have received from Ernst & Young LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (f) above, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(h)                                 Chief Financial Officer’s Certificate.  At the Closing Time, the Underwriter shall have received a certificate signed by the Chief Financial Officer of the Company certifying as to the preparation, completeness and accuracy of certain financial and statistical data relating to the Company included in the Prospectus.

(i)                                     Litigation Certificate. At the Closing Time, the Underwriter shall have received a certificate signed by the General Counsel of the Company certifying as to litigation matters pertaining to the Company and the Operating Partnership.

(j)                                    1934 Act Registration; Approval of Listing.  At the Closing Time, the Securities shall have been registered pursuant to Section 12(b) of the 1934 Act and approved for listing on the NYSE, subject only to official notice of issuance.

(k)                                 Series F Articles Supplementary. The articles supplementary to the Company’s charter establishing the terms of the Securities (the “Series F Articles Supplementary”) shall have been duly executed and filed by the Company with the State Department of Assessments and Taxation of Maryland and the Series F Articles Supplementary shall be effective under the Maryland laws applicable to REITs.

(l)                                     No Objection.  FINRA shall not have raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

(m)                             Additional Documents.  At the Closing Time, counsel for the Underwriter shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Underwriter and counsel for the Underwriter.

(n)                                 Termination of Agreement.  If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Underwriter by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

SECTION 6.              Indemnification.

(a)                                 Indemnification of Underwriter.  The Company agrees to indemnify and hold harmless the Underwriter, its affiliates, as such term is defined in Rule 501(b) of the 1933 Act Regulations (each, an “Affiliate”), its selling agents, employees, officers and directors, and each person, if any, who controls the Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)  against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, any Issuer Free Writing Prospectus, or any “road show” (as defined in Rule 433) not constituting an Issuer Free Writing Prospectus (a “Non-IFWP Road Show”) or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)  against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii)  against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Underwriter), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clauses (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Underwriter expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus, Non-IFWP Road Show or the Prospectus (or any amendment or supplement thereto); it being understood and agreed that the only such information furnished in writing by or on behalf of the Underwriter for inclusion in the Registration Statement (or any amendment thereto), any Issuer Free Writing Prospectus, Non-IFWP Road Show or the Prospectus (or any amendment or supplement thereto): the last paragraph on the cover page concerning delivery of the Securities; the fourth paragraph of text under the caption “Underwriting” concerning the terms of the offering by the Underwriter; and the first and second sentences of the eleventh paragraph of text under the caption “Underwriting” concerning certain stabilizing transactions by the Underwriter.

(b)                                 Indemnification of Company, Directors and Officers.  The Underwriter agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 6(a) above, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus, Non-IFWP Road Show or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by the Underwriter expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment thereto).

(c)                                  Actions against Parties; Notification.  Each indemnified party shall give notice as promptly in writing to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  Upon the request of the indemnified party, the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party.  In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Underwriter, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company.  An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)                                 Settlement without Consent if Failure to Reimburse.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement of judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 6(c), such indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7.              Contribution.  If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriter on the other hand from the offering of the Securities pursuant to this Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriter on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriter on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriter, in each case as set forth on the cover of the Prospectus bear to the aggregate initial public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Company on the one hand and the Underwriter on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, the Underwriter shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which the Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls the Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and the Underwriter’s Affiliates,  selling agents, employees, officers and directors shall have the same rights to contribution as the Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

SECTION 8.              Representations, Warranties and Agreements to Survive.  All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Underwriter or its Affiliates or selling agents, any person controlling the Underwriter, the Underwriter’s officers, employees or directors or any person controlling the Company, and (ii) delivery of and payment for the Securities.

SECTION 9.              Termination of Agreement.

(a)                                 Termination; General.  The Underwriter may terminate this Agreement by notice to the Company and the Operating Partnership, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus (exclusive of any supplement thereto) or the General Disclosure Package, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriter, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NYSE, or if trading generally on the NYSE MKT LLC, the NYSE or in the Nasdaq Global Select Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either U.S. federal or New York authorities.

(b)                                 Liabilities.  If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

SECTION 10.       Default by the Underwriter.  If the Underwriter shall fail at the Closing Time to purchase the Securities which it is obligated to purchase under this Agreement (the “Defaulted Securities”), then this Agreement shall terminate without any liability on the part of any non-defaulting party; provided, however, that the provisions of Sections 6 and 7 shall remain in full force and effect.  No action taken pursuant to this Section shall relieve the Underwriter from liability, if any, in respect of such default.

SECTION 11.       Default by the Company.  If the Company shall fail at the Closing Time to sell the number of Securities that it is obligated to sell hereunder, then this Agreement shall terminate without any liability on the part of any nondefaulting party; provided, however, that the provisions of Sections 1, 4, 6, 7 and 8 shall remain in full force and effect.  No action taken pursuant to this Section shall relieve the Company from liability, if any, in respect of such default.

SECTION 12.       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Underwriter shall be directed to it at Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Transaction Management, Fax:  704-410-0326, and notices to the Company shall be directed to it at Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, attention of Legal Department, Fax: (949) 330-4090.

SECTION 13.       No Advisory or Fiduciary Relationship.  The Company and the Operating Partnership acknowledge and agree that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Operating Partnership, on the one hand, and the Underwriter, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction the Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company or the Operating Partnership, or their stockholders, creditors, employees or any other party, (c) the Underwriter has not assumed and will not assume an advisory or fiduciary responsibility in favor of the Company or the Operating Partnership with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Underwriter has advised or is currently advising the Company or the Operating Partnership on other matters) and the Underwriter has no obligation to the Company or the Operating Partnership with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriter and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company or the Operating Partnership, and (e) the Underwriter has not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company and the Operating Partnership have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

SECTION 14.       Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Company, the Operating Partnership and the Underwriter, or any of them, with respect to the subject matter hereof.

SECTION 15.       Parties.  This Agreement shall each inure to the benefit of and be binding upon the Underwriter, the Company and the Operating Partnership and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriter, the Company and the Operating Partnership and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriter, the Company and the Operating Partnership and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Securities from the Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 16.       Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriter is required to obtain, verify and record information that identifies its clients, including the Company, which information may include the name and address of its clients, as well as other information that will allow the Underwriter to properly identify its clients.

SECTION 17.       GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 18.       TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 19.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 20.       Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriter, the Company and the Operating Partnership in accordance with its terms.

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Very truly yours,

SUNSTONE HOTEL INVESTORS, INC.

By	/s/ Bryan A. Giglia
Title: Executive Vice President-Chief Financial Officer, Treasurer and Secretary

SUNSTONE HOTEL PARTNERSHIP, LLC

By:	SUNSTONE HOTEL INVESTORS, INC.,

its Managing Member

By	/s/ Bryan A. Giglia
Title: Executive Vice President-Chief Financial Officer, Treasurer and Secretary

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WELLS FARGO SECURITIES, LLC

By:	WELLS FARGO SECURITIES, LLC

	By	/s/ Carolyn Hurley
Authorized Signatory

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SCHEDULE A

Name of Underwriter	Number of Securities

WELLS FARGO SECURITIES, LLC	3,000,000

Total Number of Securities	3,000,000

Schedule A-1

SCHEDULE B

GENERAL USE FREE WRITING PROSPECTUS

Final Pricing Terms dated May 10, 2016 Relating to Preliminary Prospectus Supplement dated May 9, 2016

[Attached hereto]

Schedule B-1

Dated May 10, 2016

Filed Pursuant to Rule 433

Registration Statement No. 333-193311

Relating to Preliminary Prospectus Supplement

Dated May 9, 2016 to Prospectus Dated January 10, 2014

SUNSTONE HOTEL INVESTORS, INC.

6.450% Series F Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per share)

FINAL PRICING TERMS

Issuer:	Sunstone Hotel Investors, Inc.

Title of Shares:	6.450% Series F Cumulative Redeemable Preferred Stock (the “Series F Preferred Shares”)

Number of Shares:	3,000,000 shares

Maturity:

Perpetual (unless redeemed by the Issuer pursuant to its optional redemption right on or after May 17, 2021), or its special optional redemption right, or converted by an investor in connection with certain changes of control).

Trade Date:	May 10, 2016

Settlement Date:	May 17, 2016 (T+5)

Dividend Rate:	6.450% per annum of the $25.00 liquidation preference (equivalent to $1.6125 per annum per share)

Dividend Payment Dates:	January 15, April 15, July 15 and October 15, commencing July 15, 2016

Conversion Rights:

Upon the occurrence of a Change of Control, holders of the Series F Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, the Issuer has provided or provides notice of its election to redeem the Series F Preferred Shares) to convert some or all of the Series F Preferred Shares held by such holder on the Change of Control Conversion Date (the “Change of Control Conversion Right”) into a number of the Issuer’s shares of common stock, par value $0.01 per share, per Series F Preferred Share to be converted equal to the lesser of:

•                  the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series F Preferred Share dividend payment and prior to the corresponding Series F Preferred Share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price; and

•                  3.879, or the Share Cap, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration, as described in the prospectus supplement.

If the Issuer has provided or provides a redemption notice, whether pursuant to the

Schedule B-2

Issuer’s special optional redemption right in connection with a Change of Control or the Issuer’s optional redemption right, holders of Series F Preferred Shares will not have any right to convert the Series F Preferred Shares in connection with the Change of Control Conversion Right and any Series F Preferred Shares subsequently selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

A “Change of Control” is when, after the original issuance of the Series F Preferred Shares, the following have occurred and are continuing:

•                  the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Issuer entitling that person to exercise more than 50% of the total voting power of all shares of the Issuer entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•                  following the closing of any transaction referred to in the bullet above, neither the Issuer nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, the NYSE MKT LLC or the NASDAQ Stock Market or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT LLC or NASDAQ.

The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which the Issuer provides the required notice of the occurrence of a Change of Control to the holders of Series F Preferred Shares.

The “Common Share Price” will be: (i) if the consideration to be received in the Change of Control by holders of the Issuer’s shares of common stock is solely cash, the amount of cash consideration per share of common stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of common stock is other than solely cash, the average of the closing price per share of common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control.

Optional Redemption:

On and after May 17, 2021, the Issuer may, at its option, redeem the Series F Preferred Shares, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends up to, but not including, the date of redemption (subject to the special optional redemption right described below). Any partial redemption will be on a pro rata basis or by lot.

Special Optional Redemption:

Upon the occurrence of a Change of Control, the Issuer may, at its option, redeem the Series F Preferred Shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, the Issuer has provided or provides notice of redemption with respect to the Series F Preferred Shares (whether pursuant to the Issuer’s optional redemption right or its special optional redemption right), holders of Series F Preferred Shares will not have the conversion right described above.

Yield:	6.450%

Schedule B-3

Public Offering Price:	$25.00 per share

Purchase Price by Underwriter:	$24.2125 per share

Net Proceeds (before expenses):	$72,637,500

Underwriting Discount:	$2,362,500

Use of Proceeds:

The Issuer will contribute the net proceeds from this offering to its operating partnership in exchange for series F preferred units, the economic terms of which are substantially similar to the Series F Preferred Shares. The operating partnership will subsequently use the net proceeds from this offering, along with cash on hand, to repay in full the outstanding mortgage loan secured by the Renaissance Orlando at SeaWorld®, and to the extent of any excess net proceeds, for general corporate purposes.

Book-Running Manager:	Wells Fargo Securities, LLC

Listing/Symbol:	NYSE / “SHO PR F”

ISIN:	US8678927059

CUSIP:	867892 705

The Issuer has filed a registration statement (including a prospectus dated January 10, 2014 and a preliminary prospectus supplement dated May 9, 2016) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

Schedule B-4

EXHIBIT C

SIGNIFICANT SUBSIDIARIES OF THE COMPANY

Boston 1927 Lessee, Inc.

Boston 1927 Owner, LLC

EP Holdings, LLC

One Park Boulevard, LLC

Sun CHP I, Inc.

Sun SHP II, LLC

Sunstone 42nd Street Lessee, Inc.

Sunstone 42nd Street, LLC

Sunstone Broadway, LLC

Sunstone Canal Lessee, Inc.

Sunstone Canal, LLC

Sunstone Center Court Lessee, Inc.

Sunstone Center Court, LLC

Sunstone Century Lessee, Inc.

Sunstone Century, LLC

Sunstone Cowboy, LP

Sunstone Cowboy GP, LLC

Sunstone Cowboy Lessee, LP

Sunstone Cowboy Lessee GP, LLC

Sunstone East Grand Lessee, Inc.

Sunstone East Grand, LLC

Sunstone East Pratt, LP

Sunstone East Pratt GP, LLC

Sunstone East Pratt Lessee, Inc.

Sunstone EC5 Lessee, Inc.

Sunstone EC5, LLC

Sunstone Hawaii 3-0 Lessee, Inc.

Sunstone Hawaii 3-0, LLC

Sunstone Holdco 3, LLC

Sunstone Holdco 4, LLC

Sunstone Holdco 5, LLC

Sunstone Holdco 6, LLC

Sunstone Holdco 8, LLC

Sunstone Holdco 9, LLC

Sunstone Holdco 10, LLC

Sunstone Hotel Acquisitions, LLC

Sunstone Hotel Partnership, LLC

Sunstone Hotel TRS Lessee, Inc.

Sunstone Jamboree Lessee, Inc.

Sunstone Jamboree, LLC

Sunstone K9 Lessee, Inc.

Sunstone K9, LLC

Sunstone LA Airport Lessee, Inc.

Sunstone LA Airport, LLC

Sunstone Leesburg Lessee, Inc.

Sunstone Leesburg, LLC

Sunstone Longhorn, LP

Sunstone Longhorn GP, LLC

Sunstone Longhorn Holdco, LLC

Sunstone Longhorn Lessee, LP

Sunstone Longhorn Lessee GP, LLC

Sunstone MacArthur Lessee, Inc.

Sunstone MacArthur, LLC

Sunstone North State Lessee, Inc.

Sunstone North State, LLC

Sunstone Ocean Lessee, Inc.

Sunstone Ocean, LLC

Sunstone Outparcel, LLC

Sunstone Park, LLC

Sunstone Park Lessee, LLC

Sunstone Philly, LP

Sunstone Philly GP, LLC

Sunstone Philly Lessee, Inc.

Sunstone Pledgeco, LLC

Sunstone Quincy Lessee, Inc.

Sunstone Quincy, LLC

Sunstone Red Oak Lessee, Inc.

Sunstone Red Oak, LLC

Sunstone Saint Clair, LLC

Sunstone Saint Clair Lessee, Inc.

Sunstone Sea Harbor Holdco, LLC

Sunstone Sea Harbor Lessee, Inc.

Sunstone Sea Harbor, LLC

Sunstone Sidewinder Lessee, Inc

Sunstone Sidewinder, LLC

Sunstone St. Charles Lessee, Inc.

Sunstone St. Charles, LLC

Sunstone Top Gun Lessee, Inc.

Sunstone Top Gun, LLC

Sunstone Von Karman, LLC

Sunstone Westwood, LLC

Sunstone Wharf Lessee, Inc.

Sunstone Wharf, LLC

SWW No. 1, LLC

WB Sunstone-Portland, Inc.

WB Sunstone-Portland, LLC

WHP Bevflow, LLC

WHP Texas Beverage 1, Inc.

WHP Texas Beverage 2, Inc.

Exhibit C-1